EXHIBIT 21.1


                            HAMPSHIRE GROUP, LIMITED
                            SCHEDULE OF SUBSIDIARIES
                                DECEMBER 31, 2005

                                 State/Country of   Percentage of Voting
                                 Incorporation or    Securities Owned by
 Name of Subsidiary                Organization       Immediate Parent
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 Hampshire Designers, Inc.          Delaware               100
 Item Eyes, Inc.                    Delaware               100
 SB Corporation                     Delaware               100
 Keynote Services, Limited          Hong Kong              100
 SH Holding Company (Inactive)      Delaware               100
 Glamourette Fashion Mills, Inc.    Delaware               100
         (Inactive)